Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Village Super Market, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 2-86320) on Form S-8 of Village Super Market, Inc. of our report dated October 7, 2009, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 25, 2009 and July 26, 2008, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 25, 2009, and the effectiveness of internal control over financial reporting as of July 25, 2009, which report is incorporated by reference from the July 25, 2009 annual report of Village Super Market, Inc.

Our report on the consolidated financial statements refers to the Company’s change in its method of accounting for uncertainty in income taxes effective July 29, 2007.

/s/ KPMG LLP
Short Hills, New Jersey
October 7, 2009